Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS OPERATING INCOME FOR SECOND QUARTER OF 2023

Highlights from the Second Quarter 2023:

•Gross profit margin for three months of the second quarter of 2023 was 26.7% of net sales compared to 19.2% in the second quarter of 2022.
•Operating income for the three months of the second quarter of 2023 was $253 thousand compared to an operating loss of $2.9 million in the second quarter of 2022. The operating income in the current quarter included $719 thousand in expenses related to facility consolidations.
•Order entry for the month of July 2023 is slightly ahead of the comparable period in the prior year.

DALTON, GEORGIA (August 4, 2023) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended July 1, 2023. For the three months of the second quarter of 2023, the Company had net sales of $74,009,000 as compared to $83,698,000 in the same quarter of 2022. Operating income was $253,000 compared to a loss of $2,935,000 in the second quarter of 2022. The operating income in 2023 included expenses totaling $719,000 related to facility consolidations. The net loss from continuing operations for the three months of the second quarter of 2023 was $1,620,000 or $0.11 per diluted share. In 2022, the net loss from continuing operations for the second quarter was $4,019,000 or $0.26 per diluted share.

For the six months ended July 1, 2023, net sales from continuing operations were $141,093,000, a 12.5% decrease from sales in the first six months of 2022 at $161,273,000. Operating income for the six months ended July 1, 2023 was $560,000 compared to an operating loss of $5,182,000 in the six month period ended June 25, 2022. The net loss from continuing operations for the six months ended July 1, 2023 was $3,171,000, or $0.22 per diluted share, compared to a net loss of $7,361,000, or $0.48 per diluted share, in the first six months of the prior year.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our second quarter results continued to show the positive impact of the plant consolidation and cost reductions we began in 2022. Our gross margins were strong as our manufacturing plants continue to operate at levels of high efficiency despite the lower year over year sales volume. A significant factor in the year over year sales decline was a loss of volume in the mass merchant channel, with our primary customer’s strategy shifting toward lower price points. Excluding our mass merchant sales, net sales were down 9.1% over the prior year quarter. This decline in sales was primarily the continued result of high inflation and increased interest rates impacting consumer confidence and demand in the second quarter of 2023. For the first half of 2023, we have experienced higher selling expenses driven by samples and marketing investment for new product offerings, particularly in our new decorative line and the growing hard surface flooring market. The majority of the benefit of this current year expense will be reflected in sales in future periods.

In the second quarter we launched eleven new products in our synthetic soft surface lines. This included four new styles in our DH Floors collection made with DuraSilk™ solution dyed polyester, three new nylon products in our .

-MORE-

The Dixie Group Reports First Quarter 2023 Results

May 4, 2023
Masland Energy main street commercial group and four new EnVision nylon styles in our high-end residential Masland and Fabrica brands

In our higher-end decorative brands, we have continued executing our growth strategy through 23 new introductions. This includes eight new styles in Décor by Fabrica, six in 1866 by Masland, and nine in our new 1866 All Seasons Collection. The 1866 All Seasons Collection is new for 2023 and includes 15 beautiful patterns for indoor or outdoor applications. Made with UV-treated fiber, which will not degrade from sunlight or weather, and available with a special exterior backing, these styles are especially well suited for the growing trend of outdoor living spaces.

In our hard surface lines, we introduced two new collections in TRUCOR Bravo and TRUCOR TYMBR Select. Bravo is a 5.5mm, 7”x60” SPC featuring great visuals, on-trend colors, and painted beveled edges. TYMBR Select is our second collection in the laminate segment and provides beautiful visuals and colors with an AC4 durability rating.

We are also excited about the continued expansion of our digital capability through our partnership with Broadlume. This program provides an excellent consumer experience, including integration with retailer websites, personalized online product visualization and easy online sample ordering. There are over 800 retailers in this program now, and we are seeing increased online activity, lead generation, and sample ordering,” Frierson concluded.

The gross profit in the three months of the second quarter of 2023 was 26.7% of net sales compared to 19.2% of net sales in the same quarter of 2022. Our 2022 gross margin was negatively impacted by exorbitantly high pricing from our former primary raw material provider driven by their decision to exit the business. In 2023, we have diversified our raw material suppliers at lower comparative costs. Our cost of goods sold also reflected favorable operating results from our manufacturing operations primarily attributable to our east coast plant consolidations. Selling and administrative costs in the second quarter 2023 were higher as a percent of the lower net sales, 25.7% of net sales in 2023 compared to 22.5% in the second quarter of 2022.

The Company’s receivables increased $4.5 million from the balance at fiscal year end 2022 due to higher comparative sales volume in the last month of each respective period. The net inventory value at second quarter end 2023 decreased $4.5 million from the fiscal year end 2022 balance due to lower inventory volume and values. Our accounts payable and accrued expenses increased by $6.2 million from prior year end. This increase was primarily the result of higher accounts payable related to increased production volume for higher comparative production demand. Our capital expenditures for the second quarter were $238 thousand bringing our year to date July 1, 2023 capital expenditure amount to $597 thousand. Total capital expenditures for the year are planned at $3.0 million. Interest expense was $1.8 million in the second quarter of 2023 compared to $1.1 million in the second quarter of 2022. The higher interest expense in 2023 was the result of increased borrowing and higher interest rates. Our debt decreased by $3.1 million in the second quarter of 2023 driven by decreased inventory and timing of expense payments and purchases. Our availability under our line of credit with our senior lending facility was $19.8 million at the end of the quarter.

For the month of July 2023, order entry is slightly higher than the comparable period in the prior year. We anticipate stronger demand in the later third quarter due to normal seasonality and the impact of new product launches.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports Second Quarter 2023 Results

August 4, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

NET SALES	$74,009	$83,698	$141,093	$161,273
Cost of sales	54,229	67,642	103,480	130,041
GROSS PROFIT	19,780	16,056	37,613	31,232
Selling and administrative expenses	19,042	18,855	35,451	36,268
Other operating (income) expense, net	(234)	136	(166)	146
Facility consolidation and severance expenses, net	719	—	1,768	—
OPERATING INCOME (LOSS)	253	(2,935)	560	(5,182)
Interest expense	1,849	1,081	3,707	2,196
Other (income) expense, net	3	—	(10)	(1)
Loss from continuing operations before taxes	(1,599)	(4,016)	(3,137)	(7,377)
Income tax provision (benefit)	21	3	34	(16)
Loss from continuing operations	(1,620)	(4,019)	(3,171)	(7,361)
Loss from discontinued operations, net of tax	(106)	(468)	(313)	(483)
NET LOSS	$(1,726)	$(4,487)	$(3,484)	$(7,844)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.26)	$(0.22)	$(0.48)
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.03)
Net loss	$(0.12)	$(0.29)	$(0.24)	$(0.51)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.26)	$(0.22)	$(0.48)
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.03)
Net loss	$(0.12)	$(0.29)	$(0.24)	$(0.51)

Weighted-average shares outstanding:
Basic	14,808	15,225	14,742	15,184
Diluted	14,808	15,225	14,742	15,184

-MORE-

The Dixie Group Reports Second Quarter 2023 Results

August 4, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	July 1, 2023	December 31, 2022
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$102	$363
Receivables, net	29,497	25,009
Inventories, net	79,182	83,699
Prepaid and other current assets	13,424	10,167
Current assets of discontinued operations	294	641
Total Current Assets	122,499	119,879

Property, Plant and Equipment, Net	42,484	44,916
Operating Lease Right-Of-Use Assets	19,273	20,617
Other Assets	15,533	15,982
Long-Term Assets of Discontinued Operations	1,566	1,552
TOTAL ASSETS	$201,355	$202,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,514	$14,205
Accrued expenses	18,525	17,667
Current portion of long-term debt	4,245	4,573
Current portion of operating lease liabilities	2,814	2,774
Current liabilities of discontinued operations	1,514	2,447
Total Current Liabilities	46,612	41,666

Long-Term Debt, Net	91,918	94,725
Operating Lease Liabilities	17,163	18,802
Other Long-Term Liabilities	13,664	12,480
Long-Term Liabilities of Discontinued Operations	3,853	3,759
Stockholders' Equity	28,145	31,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$201,355	$202,946

-END-